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                                                                    EXHIBIT 99.1

TUESDAY APRIL 11, 2:55 PM EASTERN TIME

COMPANY PRESS RELEASE

ZEMEX COMPLETES SALE OF ITS METAL POWDERS DIVISION

     TORONTO--(BUSINESS WIRE)--April 11, 2000--Zemex Corporation (TSE:
ZMX.--news; NYSE: ZMX--news) and Hoganas AB announced that the sale of Zemex's wholly-owned subsidiaries, Pyron Corporation and Pyron Metal Powders, Inc., to Hoganas has been completed. The sale proceeds, approximately US$41 million, will be used to pay down Zemex's US$50 million bridge facility.

     Pyron Corporation produces both atomized iron powder, used principally for component manufacture, and a unique sponge iron powder, utilized mainly in specialty applications, including the production of friction materials. Pyron Corporation operates its main facility in Niagara Falls, NY and a blending plant in St. Marys, PA. Pyron Metal Powders, Inc. supplies primarily copper and bronze powders from its two plants located in Tennessee.

     Headquartered in Hoganas, Sweden, Hoganas is the world's oldest and largest supplier of metal powders and is considered the technological leader in the industry. Hoganas is a public company and its stock trades on the Stockholm Stock Exchange.

     Zemex is a diversified producer of industrial minerals and specialty materials and, through its aluminum recycling division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities and mines across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout North America and worldwide.

     This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.

Contact:

     Zemex Corporation:
     Richard L. Lister, 416/365-5667,
     Allen J. Palmiere, 416/365-8091
     or
     Patricia K. Moran, 416/365-8093